ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of January 31, 2014 (the “Signing Date”), by and between STAFF MANAGEMENT GROUP, LLC (“Seller”), a New Jersey limited liability company, and DIAMOND STAFFING SERVICES, INC. d/b/a Corporate Resource Services, a Delaware corporation (“Buyer” and, together with Seller, the “Parties”).
RECITALS
Seller is engaged in the business of owning and operating a business which provides temporary employment services and related support services in New Jersey and Pennsylvania (the “Business”). The Business is operated from and located at the locations set forth on Schedule 1 attached to this Agreement (collectively, the “Locations,” and each individually, a “Location”). Buyer desires to purchase from Seller and Seller desires to sell to Buyer, certain assets used by Seller in the conduct of the Business, all in accordance with the terms and subject to the conditions contained in this Agreement. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings set forth in Section 17 of this Agreement.
AGREEMENT
In consideration of the foregoing and the mutual promises contained in this Agreement, the Parties, intending to be legally bound, hereby agree to the following:
1.Sale and Purchase of Assets.
1.1    Purchased Assets. In accordance with the terms and subject to the conditions set forth in this Agreement and subject to Section 1.2 below, as of the Closing, Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, free and clear of any Liabilities, Liens, rights of others and any other burdens and restrictions whatsoever (the “Adverse Claims”) other than the Assumed Liabilities, all right, title and interest in and to the following assets owned by Seller and used in or incidental to the conduct of Seller’s Business, including but not limited to the following listed assets but specifically excluding the Excluded Assets (as defined below) (collectively, the “Purchased Assets”):
(a)    all interests of Seller in the Contracts identified on Schedule 1.1(a) (the “Assumed Contracts”), including but not limited to all client agreements;

(b)     all leasehold interests of Seller in the unexpired leases of real property (collectively the “Unexpired Leases”) relating to the Locations set forth on Schedule 1.1(b);
(c)    all supplies, equipment, machinery, removable leasehold improvements, office furniture, computing and telecommunications and other equipment, spare parts, supplies, fixtures and all other items of tangible personal property valued in excess of $2,000.00, identified with respect to each Location on Schedule 1.1(c);
(d)    [Intentionally Deleted]
(e)    to the extent transferable, all rights of Seller to all trademarks, service marks, trade names, trade dress, fictitious names, internet domain names, uniform resource locators (URLs), and any other names and locators used in or incidental to the conduct of the Business, including those listed on Schedule 1.1(e), and any related names and derivations thereof, and the interest, whether owned or licensed and whether registered or unregistered and whether or not currently in use, together with all registrations, applications and renewals for any of the foregoing, (collectively, the “Trademarks”);
(f)    all copyrights and copyrightable works and any other works of authorship, whether statutory or common law, registered or unregistered, together with all registrations, applications and renewals for any of the foregoing, and all moral rights thereto under the laws of any jurisdiction (collectively, the “Copyrights”); including those registered Copyrights set forth on Schedule 1.1(f);
(g)    all computers, computer software, and other hardware or software owned or licensed by Seller including data, databases and documentation, Internet websites and the content thereof, including those set forth on Schedule 1.1(g) (all to the extent transferable), (collectively, the “Software”);
(h)     the Business as a going concern and all of Seller’s goodwill associated therewith as well as the name “Staff Management”;
(i)    the right to use any forms, processes and solutions developed by and for Seller and employed by Seller, on or prior to the Closing Date, in operating the Locations;
(j)    all municipal, state and federal franchises, licenses, authorizations and permits of Seller which are necessary to operate or are related to the Purchased Assets, to the extent they are transferable;

(k)    except for Seller’s corporate, or other legal entities, franchises or corporate seals, articles of organization, operating agreements, minute books, stock books, tax returns, and other records having to do with the corporate or other legal entity organization and/or capitalization of Seller, all records, documents, lists, electronic records (including all point of sale data systems), and files, relating to any of the Purchased Assets, the Assumed Liabilities, and the Business including price lists, lists of accounts, customers (including contact information and loan and payment history), suppliers and personnel, all product, business and marketing plans and data, historical sales data and all books, ledgers, files and business records (including all financial records and books of account) of or relating to any of the Purchased Assets, the Assumed Liabilities, and the Business in any of the foregoing cases, whether in electronic form or otherwise (collectively, the “Books and Records”);
(l)    all telephone and facsimile numbers relating to the Business (to the extent that, with Seller’s full cooperation and assistance, such numbers are transferable), identified with respect to each Location on Schedule 1.1(l);
(m)     all Permits and all Licenses to operate the Business, as identified on Schedule 1.1(m), to the extent transferable;
(n)    all Restrictive Covenants, all catalogues, brochures, art work, photographs, advertising and marketing materials, procedures and operating manuals, underwriting standards and guidelines, and forms pertaining to the Business;
(o)    the real property security deposits set forth on Schedule 1.1(o) (the “Lease Deposits”); and
(p)    the Seller’s prepaid assets and deposits set forth on Schedule 1.1(p).
1.2    Excluded Assets. Notwithstanding anything to the contrary in Section 1.1, the following assets, properties, rights and interests of Seller (collectively, the “Excluded Assets”) are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:
(a)    all corporate seals, certificates of incorporation or organization, as applicable, minute books, stock books, tax returns, original accounting and tax books, ledgers, records and other financial records or other records relating to the corporate organization of Seller;
(b)    all cash and cash equivalents, bank deposits and similar cash items of Seller;

(c)    the refunds, rebates or similar payments of Taxes to the extent such Taxes were paid by or on behalf of Seller arising on or before the Closing Date;
(d)    the contracts identified on Schedule 1.2(d);
(e)    the personal property identified on Schedule 1.2(e);
(f)    all insurance policies of Seller, all collateral, security or other deposits required to secure any Seller’s obligations under such insurance policies, and all claims and other rights of Seller of every nature and description under or arising out of such insurance policies;
(g)    all rights, claims, credits, causes of action, choses in action, rights of recovery and rights of set off of any kind whether or not relating to the Assigned Contracts but accruing prior to the Closing Date;
(h)    the Retained Accounts Receivable;
(i)    all claims, leasehold and all other deposits, prepayments, refunds and other amounts prepaid by Seller, including but not limited to those rent prepayments, prepaid insurance premiums and over-accruals set forth on Schedule 1.2(i) (collectively, the “Prepaid Items”);
(j)    Seller’s Benefit Plans and all assets held in trust, insurance policies and other funding arrangements relating to Seller’s Benefit Plans.
2.    Consideration and Payment; Allocation; Certain Covenants.
2.1    Purchase Price for Purchased Assets. The purchase price for the Purchased Assets (the “Purchase Price”) shall be the sum of (a) Ten Million Dollars ($10,000,000.00) and (b) the aggregate value of the Lease Deposits.
2.2     Payment of Purchase Price. On the Closing Date, the Purchase Price shall be paid by Buyer to Seller as follows:
(a) by wire transfer of immediately available funds to the account set forth on Schedule 2.2 (the “Downpayment”), the difference between (X) and (Y) where (X) equals the Purchase Price and (Y) equals five million dollars ($5,000,000.00); and
(b) the issuance of the promissory note in the principal amount of Five Million Dollars $5,000,000.00) attached hereto as Exhibit A (the “Promissory Note”).

2.3    Satisfaction of Buyer’s Obligations. Upon payment of the Purchase Price Buyer shall be deemed to have satisfied its obligations to make payments pursuant to this Agreement other than (a) the obligation of Buyer to indemnify Seller Indemnified Parties pursuant to Section 9.3 and (b) Buyer’s assumption of the Assumed Liabilities pursuant to Section 4.1.
2.4    Restrictive Covenants.
(a)    Acknowledgment. The principals of Seller - Dennis Omahen, Bill Denino and Ken Nielson (the “Restricted Persons”), have special knowledge of Seller, its Business, its methods of operations and relationships with customers and suppliers. The following covenants constitute material conditions to the transactions contemplated by this Agreement.
(b)    Employees. Subject to Section 2.5, for a period commencing on the Closing Date and ending twenty-four (24) months after the Closing Date (the “Restricted Period”), the Restricted Persons shall not, on his behalf or on behalf of any other Person, directly or indirectly, as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise, solicit the employment of, offer employment to, or hire or attempt to hire (whether as an employee, consultant or otherwise), any Person who provided services (as an employee or consultant) to customers of Seller as an employee of Seller (the foregoing persons, each a “Covered Person” and collectively, the “Covered Persons”), in each case, within the twelve (12) month period preceding the Closing Date, or encourage any Covered Persons to leave the employment of the Business during the during the Restricted Period; except, the foregoing restrictions shall not prohibit the Covered Person from placing, attempting to hire or hiring any Person responding to general solicitations or advertisements not directed at Covered Persons.
(c)    Non-disruption. Subject to Section 2.5, during the Restricted Period, the Restricted Persons shall not, on his behalf or on behalf of any other Person, directly or indirectly, as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise, interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Business on the one hand, and any of its respective Customers, Prospective Customers, suppliers, sales representatives, distributors, employees or consultants, on the other hand. For purposes of this provision, the term “Customers” shall include any person or entity which has done business with Seller during the 12 months preceding the Closing and the term “Prospective Customers” shall include any person or entity which (i) is not already a customer of Seller, (ii) has had a written marketing contact from an employee of Seller during the twelve (12) months preceding the Closing and (iii) was at the time contacted by Seller reasonably interested in acquiring services from Seller.

(d)    Negative Publicity. Subject to Section 2.5, during the Restricted Period, the Restricted Persons shall not make any statements or any other expressions through print, television, radio, the internet or any other media or to any third party, including, without limitation, in communications with any customers, suppliers, sales representatives or distributors, which are in any way disparaging or materially harmful to the Business or Buyer or any of their respective Affiliates, the products and services of the Business or Buyer or any of their respective Affiliates, except such statements as may be required by law.
(e)    Rights and Remedies Upon Breach. If a Restricted Person breaches, or threatens to commit a breach of, any of the provisions of this Section 2.4 (the “Restrictive Covenants”), then each of Buyer and its Affiliates shall have the right to seek to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants may cause irreparable injury to Buyer or its Affiliates and that money damages may not provide an adequate remedy to Buyer and its Affiliates, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to Buyer and its Affiliates under law or in equity.
(f)    Severability of Covenants. Each Restricted Person acknowledges and agrees that the Restrictive Covenants are reasonable, necessary and valid in duration and scope and in all other respects. If any court determines that any of the Restrictive Covenants or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not be affected thereby and shall be given full effect without regard to the invalid portions.
(g)    Reformation. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographical scope of such provisions, such court shall reform such provision, as the case may be, to the minimum extent necessary such that such provision shall then be enforceable.
2.5    Event of Default. Upon the occurrence of any Event of Default (as defined in the Promissory Note) or violation of Section 9.9 hereof, in addition to any and all remedies provided pursuant to the terms of the Promissory Note, the obligations of the Restricted Persons under this Agreement shall automatically and without the need for further notice terminate and (ii) all of the employees of Seller as of the Closing Date (including, but not limited to the employees listed on Schedule 8.1) shall be automatically released from any applicable confidentiality, non-competition and non-solicitation obligation contained herein or in any other agreement with Buyer, its Affiliates, and its and their assigns (for the avoidance of doubt, such release shall be effective whether or not this provision is incorporated by reference into such other agreement).

2.6    Allocation of Purchase Price. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Purchased Assets for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule attached hereto as Schedule 2.6.
3.    Closing.
3.1    Closing. The closing with respect to the transactions contemplated hereby (the “Closing”) shall take place as of 5:00PM EST on January 31, 2014 (the “Closing Date”).
3.2    Operation of the Businesses between the Signing Date and Closing Date. Until the Closing, except as expressly consented to by the Buyer in writing (which consent will not be unreasonably withheld), Seller shall conduct the Business in the ordinary course in all material respects and use its commercially reasonable efforts to, in a manner consistent with past custom and practice to (a) preserve and protect its business operations and goodwill and (b) preserve its present relationships with customers and suppliers having business dealings with Seller.
3.3    Seller Deliveries. At the Closing, Seller will deliver to Buyer the documents and items described in Section 7.1.
3.4    Buyer Deliveries. At the Closing, Buyer will deliver to Seller the documents and items described in Section 7.2.
4.    Assumed Liabilities; Retained Liabilities.
4.1    Assumed Liabilities. At the Closing, Buyer is assuming only those executory obligations arising from and after the Closing Date under each of the Assumed Contracts and the Unexpired Leases (collectively, the “Assumed Liabilities”).
4.2    Retained Liabilities. Except for the Assumed Liabilities, Buyer shall not, by virtue of its acquisition of the Purchased Assets or otherwise, assume, be liable for or pay, or become responsible for any Liabilities of Seller or any Affiliate of Seller, or the Business, of any kind and nature that are not expressly included within the definition of Assumed Liabilities (collectively, the “Retained Liabilities”), including but not limited to the following:
(h)    any obligation or liability of Seller arising out of this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby or thereby, including any obligation or liability of Seller for the fees and expenses of its counsel, accountants and other experts and all other expenses incurred by Seller incident to the negotiation, preparation and execution of this Agreement and any agreement entered into in connection herewith and the performance by Seller of its obligations hereunder or thereunder;
(i)    Liabilities accrued prior to the Closing Date for accounts payables, or trade indebtedness, indebtedness to banks and other financial institutions, or to stockholders, members or Affiliates;
(j)    Except with regard to the Assumed 2013 Bonus Obligation (if any), Liabilities of Seller accrued prior to the Closing Date in respect of any employees for any wages, salary, commissions, vacation pay, sick leave pay or pay for time not worked, back pay, severance or termination pay or other compensation, Taxes or arising in connection with or related to any Benefit Plan, if any, including, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Seller shall be responsible for providing notices, and Buyer will provide, administer and coordinate continuation coverage under a group health plan sponsored by Buyer as required by COBRA (which, for the avoidance of doubt, are Liabilities of Buyer and not Retained Liabilities), to all employees and other individuals who provide services to Seller in connection with the Business, their eligible dependents, and all other qualified beneficiaries, who have or had a COBRA qualifying event prior to the Closing Date, or in connection with the transactions contemplated by this Agreement;
(k)    Liabilities relating to Taxes for periods prior to the Closing Date;
(l)    any liability or obligation relating to the Excluded Assets;
(m)    Liabilities relating to contamination of air, soil, surface or ground waters, and all other environmental media, in each case due to conditions in existence prior to the Closing as caused by Seller at any real property ever owned, leased or operated by Seller, including any of the Locations (for the avoidance of doubt, any such Liabilities resulting from Buyer’s operation of the Business following the Closing shall be an Assumed Liability);
(n)    except as otherwise expressly provided herein, any obligation or liability of Seller and its directors, officers, employees, consultants and other representatives, arising out of or resulting from any business, activity, course of conduct, action or omission, on or before the Closing Date;
(o)    Liabilities relating to personal injury or property damage or relating to services sold prior to the Closing Date, including all tort claims and claims seeking special or consequential damages attributable to allegedly defective services supplied by Seller;

(p)    any Liabilities relating to any of the matters identified on either of Schedule 5.13 or Schedule 5.14(a) or (b);
(q)    any Liabilities arising out of a relationship with any Broker listed on Schedule 5.16.
(r)    any Liabilities incurred prior to the Closing or executory obligations resulting from, arising out of, relating to, or caused by any breach of any such Assumed Contract or Unexpired Lease occurring on or before the Closing Date;
(s)    any Liabilities or executory obligations resulting from, arising out of, relating to, or caused by any breach of warranty, infringement or violation of Requirements of Law occurring on or before the Closing Date;
(t)    any Liabilities or executory obligations resulting from, arising out of, relating to, or caused by any event or condition occurring or existing on or before the Closing Date, which through the passage of time or the giving of notice or both would constitute a breach or default by Seller under such Assumed Contract or Unexpired Lease, except for Assumed Liabilities;
(u)    any other Liabilities of Seller or arising out of the operations of Seller or the Purchased Assets occurring on or before the Closing Date, including for any civil or criminal damages or penalties; and
(v)    all common area maintenance and other expense adjustments accrued under the Assumed Leases for the period up through and including the Closing Date, even if assessed following the Closing Date.
Without limitation to the foregoing, the intent and objective of Seller and Buyer is that, except for the Assumed Liabilities, Buyer does not assume, and no transferee or successor liability of any kind and nature shall attach to Buyer pertaining to, any of the Retained Liabilities, all of which Retained Liabilities shall be the sole responsibility of and paid by Seller. Nothing contained in Section 2.2 hereof shall be deemed to make Buyer liable for any Retained Liabilities; provided, however, in no event shall Seller be responsible or otherwise have an obligation to pay, indemnify or hold harmless Buyer for any facts or events that exist following the Closing Date and to the extent that any facts or events exist both prior to and after the Closing Date and Liability associated with such facts or events shall be apportioned as between Buyer and Seller.
5.    Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as of the Signing Date as follows:

5.1    Organization and Standing of Seller. Except as set forth on Schedule 5.1, Seller (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, (ii) is duly qualified and authorized to do business in each jurisdiction where it conducts business, owns property or has employees, (iii) has the power and is entitled to carry on the Business as now conducted by Seller, and (iv) is authorized to enter into and perform this Agreement and the Transaction Documents entered into or to be entered into and performed by Seller, and (v) is authorized to do business in all states for which authorization is required Seller.
5.2    Authorization; Enforceability.
(a)    This Agreement, the Transaction Documents delivered or to be delivered by Seller to Buyer and the transactions contemplated by this Agreement have been duly authorized by all action required to be taken on the part of Seller.
(b)    Seller has full capacity, power and authority to execute and deliver this Agreement and the Transaction Documents.
(c)    This Agreement and each of the Transaction Documents entered into or to be entered into and performed by Seller are and shall be legal, valid and binding obligations of Seller, enforceable against Seller, as applicable, in accordance with their respective terms.
5.3    Ownership; Subsidiaries and Affiliates.
(a)    Except as set forth on Schedule 5.3(a), no person or entity owns record beneficial or equitable ownership of Seller. Schedule 5.3(a) contains an accurate list of each member of Seller.
(b)    Except as set forth on Schedule 5.3(b), (i) Seller does not have any subsidiaries and it does not own securities of any other entity, and (ii) none of Mr. Dennis Omahen, Mr. Bill Denino and Mr. Ken Nielsen (each an “Executive”) own the securities of any other entity, other than his interest in Seller and up to two percent (2%) of the outstanding stock of any company, which is a reporting company under the Securities Act of 1934. No securities or beneficial interest in another entity are included in the Purchased Assets.
(c)    Excluding employees of Seller working for customers of Seller, Seller does not operate its Business at any location other than the Locations.
5.4    Noncontravention of Contemplated Transactions; Consents and Government Approvals.

(a)    Except as set forth on Schedule 5.4(a), the execution, delivery and performance of this Agreement and the Transaction Documents delivered or to be delivered pursuant to this Agreement by Seller, as applicable, and the consummation thereof do not and will not (i) violate any Requirements of Law applicable to Seller or any Order to which Seller is subject or by which it is bound, (ii) conflict with, or result in the breach of, or constitute (or with or without the passage of time or the giving of notice or both might constitute) a default under any Permit, License, Unexpired Lease or material Contract of Seller related to the Business, (iii) result in the creation of any Adverse Claim upon the Business, any of the Purchased Assets, or any of the Assumed Liabilities, or (iv) violate Seller’s operating agreement or other governing or constituting documents or any other written agreement to which Seller is subject or by which any of its properties are bound.
(b)    Except as set forth on Schedule 5.4(b), no Consent or Regulatory Approval (excluding required Licenses and Permits of Buyer) is required for Seller to enter into and perform this Agreement or any of the Transaction Documents to be executed by Seller, or in connection with Seller’s consummation of the transactions contemplated by this Agreement.
5.5    Financial Information; Books and Records. Attached to this Agreement as Schedule 5.5 are the following financial statements (collectively, the “Financial Information”): (i) a reviewed balance sheet of Seller as of December 31, 2012 and the related reviewed statements of income and changes in member equity for the fiscal year then ended, including in each case any notes thereto, and (ii) an internal balance sheet of Seller as of September 30, 2013 and the related statement of income for the nine months then ended. The Financial Information has been prepared in accordance with U.S. generally accepted accounting principles for accrual accounting as in effect from time to time (“GAAP”), applied consistently during the applicable period (except that the financial statements referenced in item (ii) do not include year-end adjustments and associated accruals). The Financial Information was prepared on the basis of and in accordance with the books and records of Seller kept in the ordinary course of business (which books and records are accurate and complete in all material respects), and fairly presents the financial condition of Seller, as of the applicable date, and the results of operations and cash flows and changes in member equity for the periods related thereto, in each case in accordance with GAAP. The books and records of Seller have been made available to Buyer.

5.6    No Changes. Except as contemplated by the Transaction Documents and as set forth on Schedule 5.6:
(a)    since December 31, 2012, Seller has operated the Business in the ordinary course in a manner consistent with past practices, except as otherwise reflected in the Financial Information;
(b)    since December 31 , 2012, there has not been any change to the accounting methods, principles or practices used by Seller to prepare the Financial Information;
(c)    Since December 31, 2012, Seller has not sold, leased, exchanged, transferred or otherwise disposed or, or agreed to sell, lease, exchange, transfer or otherwise dispose of, any assets of Seller other than in the ordinary course of business or as reflected in the Financial Information; and
(d)    Seller has not entered into any Contract or written commitment to do any of the foregoing.
5.7    Title to Properties. Except for • the properties and assets which are leased or licensed by Seller and identified on Schedule 1.1(c); • the items of Software licensed to Seller and identified as such on Schedule 1.1(g); (c) the Permitted Liens, each of which shall be described on Schedule 5.7; and (d) the Leased Real Property, Seller has good and marketable title to all the Purchased Assets being sold by Seller to Buyer, free and clear of all Adverse Claims. Seller has a valid and enforceable license, lease or right to use, as applicable, all assets included within the Purchased Assets. Except as otherwise identified on Schedule 5.7, all of the Purchased Assets being sold by Seller to Buyer are located at the Locations, and the Purchased Assets constitute all of the assets used to operate the business of Seller as presently conducted at each of the Locations. Except as otherwise expressly contemplated by the first sentence of this Section 5.7, no person or entity (including any affiliate of Seller) owns or has any right or interest in any of the Purchased Assets.
5.8    Real Estate.
(a)    Seller owns no real property. The only real property used by Seller in connection with the Business is leased pursuant to the leases identified on Schedule 5.8 (collectively, the “Leased Real Property” or the “Real Property”).
(b)    To the best of Seller’s knowledge, the operation of the Locations is in conformance with all applicable Requirements of Law, Orders and Permits. All utility charges for the period prior to the Closing, with respect to each Location, have been fully paid or are Retained Liabilities.

(c)    Since January 1, 2013, Seller has not received written notice of default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Unexpired Lease.
(d)    Seller has provided or caused to be provided to Buyer true and complete copies of each Unexpired Lease and all amendments thereto.
(e)    Seller has good and valid leasehold interests in all Leased Real Property, in each case, free and clear of all Liens, except Permitted Liens.
(f)    The Lease Deposits have been deposited pursuant to the terms of the leases identified on Schedule 5.8.
5.9    Condition of Purchased Assets. The Purchased Assets which are regularly used to carry on the Business as currently conducted are in fair operating condition and repair, ordinary wear and tear excepted. To the best of Seller’s knowledge, the operation and the use of the Purchased Assets are in conformance with all applicable Requirements of Law, Orders and Permits.
5.10    Environmental. To the best of Seller’s knowledge, there have occurred no (a) events, conditions, circumstances, activities, practices, incidents, or actions that may give rise to any common law or statutory liability in connection with any period in which Seller leased or occupied any Location or (b) order, remedial or responsive action, or study or investigation involving or relating to Seller or any Location, in any such case, based upon or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutants, contaminants, chemicals or hazardous substances.
5.11    Contracts and Commitments. Schedule 1.1(a) lists all Assumed Contracts other than the Unexpired Leases. True and complete copies of all Assumed Contracts have been delivered to Buyer. Schedule 5.11 contains a true and complete list of each contract entered into and a description by Seller of all of the material terms of all oral Contracts with the Top 2013 Customers. Seller is not and, to the best of Seller’s knowledge, all other parties to any Unexpired Lease or Assumed Contract are not, in breach of, or default under, any provision thereof, and to the best of Seller’s knowledge, no event has occurred which with or without the passage of time or the giving of notice or both would constitute a breach or default thereunder with respect to Seller and, with respect to such other parties to such Assumed Contracts and Unexpired Leases. No party to any Unexpired Lease or Assumed Contract has provided Seller with written notice of such party’s intention to terminate or withdraw its participation in any Unexpired Lease or Assumed Contract.
5.12    Patents, Trademarks, Copyrights and Domains. Seller does not own any patents or any patent applications. Schedules 1.1(e) and 1.1(f) contain complete and correct lists of all registered Copyrights, Trademarks and Domains owned or used by Seller in the conduct of the Business. Schedule 1.1(g) contains a complete and correct list of all licensed Software used in the operations of Seller’s Business. Except as set forth in the agreements referenced in Schedule 1.1(g), Seller has no obligation to make any payments to any owner or licensor of any Copyright, Trademark or Domain on account of Seller’s conduct of the Business. To the best of Seller’s knowledge, Seller is not infringing or misappropriating, and Seller has not infringed upon or misappropriated, the Copyright, Trademark or Patent rights of any other person or entity.
5.13    Pending Litigation, Proceedings or Investigations. Except as set forth on Schedule 5.13, there is no pending suit, action, asserted claim, arbitration, grievance, litigation, administrative or other proceeding (a “Legal Proceeding”) or, to the best of Seller’s knowledge, threatened, against or related to Seller, the Business, the Assumed Liabilities or the Purchased Assets or which could adversely affect or restrict the ability of Seller to consummate fully the transactions contemplated by this Agreement. Schedule 5.13 also contains a true and complete list of all Orders to which Seller or the Business is subject or bound.
5.14    Absence of Restrictions; Compliance with Laws; Permits. Except as set forth on Schedule 5.14, Seller is not subject to any Contract or obligation that limits Seller’s right to engage or compete with any person or entity in any business. Since December 31, 2012, to the best of Seller’s knowledge, Seller has operated the Business in compliance with all Requirements of Law. Since December 31, 2012, Seller has not received any written notice (a) that it is in violation of, or in default under, any Requirement of Law applicable to Seller or (b) of any Order issued or pending against Seller or by which Seller or Leased Real Property is bound, and any such written notice received or Order issued or pending has been resolved in a manner that imposes no Liability or restriction on the Business and its operations. To the best of Seller’s knowledge, since December 31, 2012, Seller has obtained or filed all Permits and Licenses that are required for the operation of the Business. Schedule 1.1(m) contains a complete and accurate list of all of Seller’s Permits and Licenses. To the best of Seller’s knowledge, all such Permits and Licenses were made in accordance with applicable Requirements of Law when obtained or filed. Except as set forth on Schedule 5.14, no deficiencies have been asserted in writing by any governmental or regulatory authority with respect to any Permit or License that has not been finally resolved. To the best of Seller’s knowledge, all Permits and Licenses listed on Schedule 1.1(m) are valid and in full force and no revocation, cancellation, or withdrawal thereof has been effected or threatened.
5.15    Solvency. On and as of the date of this Agreement, and after giving effect to the Closing and the Transactions, Seller is not nor will be insolvent as defined in (or otherwise in a condition which could render any transfer or conveyance made by Seller avoidable or fraudulent pursuant to), any Requirement of Law pertaining to bankruptcy, insolvency or creditors’ rights generally or relating to fraudulent conveyances, fraudulent transfers or preferences. Seller believes it is receiving reasonably equivalent value and consideration from Buyer for the Purchased Assets being sold by Seller and is not selling such Purchased Assets to Buyer with the intent to hinder, delay or defraud any of their creditors.
5.16    No Brokers. Except as described on Schedule 5.16, Seller has not engaged any person or entity as a broker, finder or intermediary for or on account of any of the Transactions (each a “Broker”).
5.17    Customers. Attached as Schedule 5.17(a)(i) is a list of the twenty (20) largest customers of the Business during the 2012 fiscal year (by net revenue) (the “Top 2012 Customers”) and the approximate net revenue associated with each such person during such period. Attached as Schedule 5.17(a)(ii) is a list of the twenty (20) largest customers of the Business during the nine (9) month period ended September 30, 2013 (by net revenue) (the “Top 2013 Customers” and together with the Top 2012 Customers, the “Top Customers”) and the approximate net revenue associated with each such person during such period. Except as set forth on Schedule 5.17(b), (a) all amounts owing from the Top Customers, if not in dispute, have been paid in accordance with their respective terms, except as generally reflected in the Financial Information; (b) none of the Top Customers who is a current customer as of the Closing Date has notified Seller in writing within the last 9 months that it is canceling, or otherwise terminating, its relationship of such Person with Seller or intends to do so; and (c) none of the Top Customers who is a current customer as of the Closing Date has notified Seller in writing during the last 9 months that it intends to materially decrease or limit its purchases from Seller.
5.18    Related Party Transactions. Schedule 5.18 lists all existing agreements and arrangements and contains a list of all material transactions since January 1, 2012 between (a) Seller, on the one hand, and (b) any current manager, officer, member or Affiliate of Seller, or any family member or Affiliate of a manager or officer (a “Related Persons”), on the other hand, other than employment or consulting relationships entered into in the ordinary course of the business and terminable on 90 days’ notice or less without cancellation fee or penalty to Seller. All debt of Seller that is owed by any Related Person and all loans by Seller to any Related Person is reflected in the Financial Information. Since January 1, 2012, except as set forth on

Schedule 5.18, neither Seller nor any current manager, officer or member of Seller has or had any financial interest in any Person that (i) has or had material business dealings or a material financial interest in any transaction with Seller in the last twenty-four (24) months, or (ii) engaged in competition with Seller with respect to any services provided by Seller in the last twenty-four (24) months.
5.19    Tax Matters. Seller has duly and timely filed all Tax Returns required to be filed by Seller. Seller has provided Buyer with true and complete copies of all federal and state income Tax Returns for Seller for the tax year ended December 31, 2012. Such Tax Returns filed by Seller were true and complete when filed in all material respects. Seller has fully paid all Taxes that were due and payable from Seller for the period covered by the applicable Tax Returns. Seller has not received any outstanding and unresolved notices from the Internal Revenue Service or any other governmental or regulatory authority of any proposed examination or of any proposed change in reported information relating to Seller except as set forth on Schedule 5.19. There are no Adverse Claims of any kind for Taxes upon any of the Purchased Assets other than for those Adverse Claims for Taxes not yet due and payable. Seller has complied with all applicable Requirements of Law relating to the payment and withholding of Taxes (including withholding Taxes pursuant to Sections 1441 and 1442 of the Code). All monies that Seller is required by applicable Requirement of Law to collect or withhold from the employees of Seller for income Taxes, social security and other payroll Taxes, or from independent contractors, shareholders or other third parties, have, within the time and manner presented by applicable Requirement of Law, been collected or withheld, and paid to the respective governmental or regulatory authority.
5.20    Officers and Managers. Except as set forth on Schedule 5.20 attached to this Agreement, none of the Members of Seller has, within the past five (5) years:
(a)    been convicted of, or plead guilty or no contest to, any crime (other than traffic offenses and other misdemeanors);
(b)    been named as a subject of any criminal Legal Proceeding (other than for traffic offenses and other misdemeanors);
(c)    been the subject of any Order or sanction relating to an alleged violation of, or otherwise found by any governmental or regulatory authority to have violated: (i) any Requirement of Law relating to consumer lending, (ii) any Requirement of Law respecting financial institutions, insurance companies, or fiduciary duties owed to any person or entity, (iii) any Requirement of Law prohibiting fraud (including mail fraud or wire fraud); or

(d)    been the subject of any Order enjoining or otherwise prohibiting him or her from engaging in any type of business activity.
During the past five (5) years, (i) no petition under the Federal bankruptcy laws or any state insolvency or similar law has been filed by or against, and (ii) no receiver, conservator, fiscal agent or similar officer has been appointed for Seller, its officers or managers.
5.21    Additional Employee Matters. The information contained in Schedule 8.1 is true and complete. Except as set forth on Schedule 5.21, Each Employee’s employment for Seller is “at-will.” Except as set forth on Schedule 5.21, Seller has no obligation to pay any Employee any severance or similar payments, except as expressly provided in the Transaction Documents. Seller is not a party to or bound by any collective bargaining agreement and no collective bargaining agreement covering Seller’s employees is currently being negotiated. In addition, no material dispute with or claim against Seller relating to any labor or employment matter including employment practices, discrimination, terms and conditions of employment, or wages and hours is pending or, to the best of Seller’s knowledge, is threatened. To the best of Seller’s knowledge, there is no claim or petition pending before, and at no time since January 1, 2013 has there been, any claim or petition made to, any governmental or regulatory authority including, but not limited to, the Equal Employment Opportunity Commission, against Seller with respect to any labor or employment matter, except as set forth on Schedule 5.21. All individuals who are performing or who have performed consulting services since January 1, 2013 have been in all material respects correctly classified by Seller as employees or independent contractors, as the case may be.
5.22    Employee Benefit Plans.
(a)    No action or failure to take an action by Seller or any Affiliate of Seller (including affiliates by reason of Sections 414(b), 414(c) or 414(m) of the Code (“ERISA Affiliates”) could directly or indirectly subject Buyer or any of its Affiliates (or any of their employees or directors) to any Liability of any nature with respect to any pension, profit-sharing, welfare, hospitalization, insurance, bonus, incentive, perquisite, paid time off, severance, employment or other benefit plan, policy, practice or agreement which is now, or has been at any time in the past six (6) years, sponsored, maintained, contributed to, or required to be contributed to by Seller or any of its ERISA Affiliates, to which Seller or any of its ERISA Affiliates are a party and with respect to which Seller or any of its ERISA Affiliates has any Liability of any nature (each such plan, policy, practice or agreement is referred to herein as (a “Benefit Plan”), except to the extent provided in Section 4.2(c) in respect of COBRA.

(b)     The only Benefit Plans sponsored or maintained by Seller that are subject to ERISA are those set forth in Schedule 5.22(b). A true and complete copy of such Benefit Plans have been provided to Buyer. Neither Seller nor any ERISA Affiliate has ever sponsored, maintained, contributed to or had any, and has not withdrawn from any, obligation to contribute to any, and has not withdrawn from any, Benefit Plan subject to Section 412 of the Code, or Title IV of ERISA.  No Employee is employed primarily outside the United States, and no Benefit Plan is subject to the laws of any foreign jurisdiction.
(c)    Except as set forth on Schedule 5.22(c), all Benefit Plans of Seller have been and continue to be, up to and through the Closing Date, maintained in accordance with applicable law.
(d)    The Benefit Plans sponsored by Seller or any ERISA Affiliate have complied with all COBRA obligations.
5.23    FIRPTA. Seller is not a “foreign person,” “foreign corporation” or “foreign partnership” within the meaning of Section 1445 of the Code and the regulations thereunder.
6.    Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the Signing Date as follows:
6.1    Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the authority to engage in the Business.
6.2    Authorization. The execution, delivery and performance by Buyer of this Agreement, the Transaction Documents to be entered into and performed by Buyer and the Transactions have been duly authorized by all necessary organizational action on the part of Buyer. This Agreement and each of the Transaction Documents entered into by Buyer or to be entered into or performed by Buyer have been duly entered into by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.
6.3    Noncontravention of Contemplated Transactions; Consents and Government Approvals. The execution, delivery and performance of this Agreement and the Transaction Documents delivered or to be delivered pursuant to this Agreement by Buyer and the consummation thereof do not and will not: (i) violate any Requirements of Law applicable to Buyer or any Order to which Buyer is subject or by which Buyer’s properties are bound; or (ii) conflict with, or result in the breach of, or constitute (or with or without the passage of time or the giving of notice or both might constitute) a default under any material contract of Buyer, or (iii) violate Buyer’s certificate of incorporation or bylaws. Except as set forth on Schedule 6.3, no Consent or

Regulatory Approval is required for Buyer’s entering into and performance of this Agreement or any of the Transaction Documents to be executed by Buyer or in connection with Buyer’s consummation of the transactions contemplated by this Agreement.
6.4    Buyer has full authority to act for itself, and Buyer is financially capable of consummating each obligation of Buyer under the Transaction Documents.
6.5    No Brokers. Buyer has not engaged any person or entity as a broker, finder, or intermediate for or on account of any of the Transactions.
7.    Closing Conditions and Deliveries.
7.1    Seller’s Deliveries. At the Closing, Seller shall deliver to Buyer, the following items and documents:
(d)    Seller’s duly executed counterpart to the Bill of Sale;
(e)    Seller’s duly executed counterpart to the Assignment and Assumption Agreements;
(f)    Seller’s duly executed Trademark, Copyright and website/URL assignments in the form attached hereto as Exhibit D (the “IP Assignment”);
(g)    a certificate of good standing issued by the Secretary of State of the State of New Jersey dated within twenty (20) business days of the Closing Date;
(h)     a certificate of Seller, dated the Closing Date, certifying as to: (A) the operating agreement of Seller; (B) the resolutions of Seller authorizing the entering into and performance of this Agreement and each of the Transaction Documents to which Seller is a party; and (C) the incumbency and signatures of the officers of Seller executing this Agreement and the Transaction Documents to which Seller is a party;
(i)    all third party consents listed on Schedule 7.1(f);
(j)    Employment Agreements between each Executive and Buyer, duly executed by each Executive;
(k)    releases, satisfactions or terminations of all mortgages, financing statements or other evidences of any Lien with respect to the Purchased Assets (except for Permitted Liens);

(l)    copies of all Assumed Contracts and Unexpired Leases; and
(m)    Seller’s duly executed counterpart to the Cash Allocation Agreement.
7.2    Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller, the following items and documents:
(c)    the Downpayment pursuant to Section 2.2 (a);
(d)    Buyer’s duly executed counterpart to the Bill of Sale;
(e)    Buyer’s duly executed counterpart to the Assignment and Assumption Agreements;
(f)    Employment Agreements between Buyer and each Executive, duly executed by Buyer;
(g)    an Employment Agreement between Buyer and Michael Sandak, duly executed by Buyer;
(h)    the Promissory Note; and
(i)    the Corporate Guaranty.
8.    Post‑Closing and Other Covenants.
8.1    Certain Employee Matters.
8.1.2    Buyer shall make offers of employment to the employees of Seller listed on Schedule 8.1 (collectively, the “Employees”), and Seller shall terminate the employment of all Employees, as of and conditioned upon the occurrence of the Closing. Buyer and Seller hereby acknowledge that any such offers of employment to the Employees shall be made on an at-will basis. If accepted, each hired Employee shall commence employment with Buyer effective as of the Closing Date and, to the extent required by any provision of the WARN Acts, such employment shall be on terms and conditions substantially similar to the Hired Employee’s terms and conditions of employment with Seller; except, notwithstanding the foregoing, Buyer agrees to compensate such Employee at an annual rate no less than the rate set forth in the “Total” column of Schedule 8.1. Schedule 8.1 accurately sets forth, by Location with respect to each Employee of Seller at such Location (including any Employee who is on a leave of absence or on temporary layoff status subject to recall): (a) the name of such Employee and the date as of which such Employee was originally hired by Seller and whether the Employee is on an active or inactive status; (b) such Employee’s title and classification and (c) any governmental authorization or Permit that is held by such Employee and that is used in connection with Seller’s Business. Nothing contained in this Agreement shall create any contract of employment or a promise of continued employment with Buyer for any specified period and no third party beneficiary rights are provided to any Employee pursuant to this Agreement. Accordingly, Buyer and Seller acknowledge that the actual employment of any Employee shall, except as provided herein, be subject to Buyer’s right, in its sole discretion, to establish and modify, from time to time, the terms and conditions of the Employee’s employment and to terminate such employment at any time. Except as Buyer may otherwise expressly agree in writing, any Employee hired by Buyer shall be treated as a new, at-will employee of Buyer; provided that, such Hired Employees shall be permitted to enroll and commence active participation in Buyer’s employee benefit plans effective as of the Closing Date (with full credit for prior service with Seller and, with respect to Buyer’s welfare plans, waiver of pre-existing condition limitations (to the extent satisfied under Seller’s corresponding plan prior to Closing) and recognition of all co-pays and deductibles paid under Seller’s corresponding plans during the year of Closing). Buyer shall not take any action on or after the Closing Date that would cause any loss of employment by Seller’s Employees on or prior to the Closing Date (including as a result of the consummation of the transaction contemplated by this Agreement) to constitute a “plant closing,” “mass layoff,” “termination of operations” or similar event under any provision of the WARN Acts and Buyer shall provide any required notices under the WARN Acts with respect to any loss of employment affecting Employees that occurs on or after the Closing Date (including as a result of the consummation of the transaction contemplated by this Agreement). For the avoidance of doubt, it is the intent of the partiers that Buyer’s obligations under this Section 8.1.1 be limited to (a) only those requirement necessary in order to avoid a “plant closing,” “mass layoff,” “termination of operations” and similar event under any provision of the WARN Acts as a result of the termination of the Employees employment with Seller as a result of the consummation of the transaction contemplated by this Agreement and (b) hiring the Employees set forth on Schedule 8.1 and providing such Employees annual compensation no less than the rate set forth in the “Total” column, and in each case (a) and (b), Buyer shall otherwise be permitted to renegotiate and terminate the employment of the Employees at such times and for such reasons as Buyer sees fit.
8.1.3        At Seller’s election, Seller may make year-end bonus payments to the Employees prior to the Closing in a substantially similar manner as done for the 2012 calendar year (albeit before year end). At Seller’s election, after the Closing, Seller can provide Buyer with a list of any 2013 calendar year bonuses Seller would like to be paid to the Hired Employees after the Closing together with the funds necessary to make such Bonus payments plus any employer related Taxes. If Seller elects to do so, Buyer will distribute the calendar year bonuses to the Hired Employees in a manner that is consistent with the schedule prepared by Seller.

8.2    Further Cooperation. In addition to all matters addressed under Section 1.2, for one hundred and twenty (120) after the Closing Date, and without further compensation from Buyer, Seller shall reasonably assist and cooperate with Buyer in effecting the orderly transfer of the Purchased Assets to Buyer. In addition, following such one hundred and twenty (120) day period, at Buyer’s request from time to time and at Buyer’s expense, Seller shall execute and deliver to Buyer such further endorsements, assignments and instruments of transfer and conveyance and take such other actions as Buyer reasonably requests to transfer, vest or perfect Buyer’s rights in and to the Purchased Assets free and clear of all Adverse Claims and otherwise to accomplish the orderly transfer of the Purchased Assets to Buyer and to consummate the transactions contemplated by this Agreement.
8.3    Employee Benefit Plans. Following the Closing, at the Buyer’s request and Seller’s cost, Seller shall (a) terminate all Employee Benefit Plans operated by Seller and (b) terminate its participation in all other Employee Benefit Plans.
8.4    Maintenance of Books and Records.    For a period of three (3) years after the Closing Date, Seller will maintain, at Seller’s expense, all Books and Records possessed or controlled by Seller that relate to the Businesses before the Closing Date; except for such Books and Records pertaining directly to Seller’s employee payroll which Seller shall maintain, at Seller’s expense, for a period of seven (7) years after the Closing Date. Seller will (i) make such Books and Records reasonably available to Buyer and its representatives and agents during normal business hours and (ii) permit Buyer to make copies of such Books and Records, all at Buyer’s sole cost and expense, in each case, upon reasonable prior written notice to Seller.
8.5    Use of Names. From and after the Closing Date, Seller will cease to use the names set forth on Schedule 1.1(f) and the name “Staff Management” and any and all variations thereof, (collectively, the “Names”) and will take such actions as Buyer reasonably requests to permit Buyer to use the Names. Seller shall change its name to a dissimilar name reasonably satisfactory to Buyer within 30 days following the Closing Date, provided that, prior to changing the name of Seller, Seller will so advise with Buyer.
8.6    Compliance with Restrictive Covenants. Subject to Section 2.5, Seller and the Restricted Person shall comply with their respective obligations under Section 2.4.
8.7    Assigned Agreements. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any interest in any agreement or any commitment, if an assignment or transfer, or an attempt to make such an assignment or transfer without the consent of a third party would constitute a material breach or violation thereof or violation of applicable Requirement of Law, or materially adversely effect the rights of Buyer thereunder, and any transfer or assignment to Buyer of any such agreement that requires the consent of a third party shall be made subject to such consent being obtained, whether before or after the Closing Date. With respect to agreements for which required consents are required but not obtained on or prior to the Closing Date, Buyer and Seller will (A) use commercially reasonable efforts to effect the transfer and assignment by Seller to Buyer of such agreements, and (B) cooperate with each other in any lawful and reasonable arrangement so that (i) Buyer shall receive the benefits under such agreements including, if necessary, at the request and expense of Buyer, enforcing performance by any third party of its obligations in respect to such agreements and (ii) Buyer becomes responsible for the Liabilities under such agreement. If consent is received from the third party after the Closing Date, then such agreement shall immediately be assigned by Seller to Buyer.
8.8    Judicial Interpretation.    Should any of the provisions of this Agreement require judicial interpretation, it is agreed that the court interpretation or construing the same shall not apply a presumption that any provision shall be more strictly construed against one Party by reason of the rule of construction that a document is to be construed more strictly against the Party who itself or through its agents prepared the same, it being agreed that all Parties and their respective agents have participated or have had the opportunity to participate in the preparation of this Agreement.
9.    Indemnification.
9.1    Survival. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive for a period of eighteen (18) months following the Closing Date, after which period such representations and warranties shall terminate and have no further force or effect; provided, the representations and warranties set forth in Sections 5.1 through 5.4 (excluding Section 5.4(a)(ii) and 5.4(a)(iii)) and Sections 6.1 through 6.4 (excluding Section 6.3(ii)) (collectively, the “Fundamental Reps”), shall survive for three years following the Closing, and the representations and warranties set forth in Sections 5.10 (Environmental), 5.14 (Absence of Restrictions; Compliance with Laws; Permits), 5.19 (Tax), and 5.22 (Employee Benefit Plans), shall survive for the statute of limitations, after which period such representations and warranties shall terminate and have no further force or effect (each, a “Survival Period”). Notwithstanding the foregoing, the right to assert a claim on the basis of fraud with respect to any representation or warranty contained in this Agreement or in any certificate, document or instrument delivered at the Closing with respect thereto shall indefinitely survive the Closing. In addition, the termination of a representation or warranty shall not effect a Party’s indemnification obligation hereunder to the extent a claim for indemnification is asserted in accordance with the terms of this Agreement and prior to the expiration of the applicable Survival Period.
9.2    Seller’s Indemnification. Subject to the provisions of Section 9.1 above and the provisions of Section 9.4 below, from and after the Closing Date, Seller shall indemnify and hold harmless Buyer and any of its Affiliates, and each of their respective directors and officers, employees, representatives, and the successors and assigns and executors and estates of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against all Indemnifiable Losses imposed upon, incurred by, or asserted against any of Buyer Indemnified Parties resulting from, relating to or arising out of:
(e)    any misrepresentation or breach of any representation or warranty by Seller contained in this Agreement or any document, instrument, or certificate delivered by Seller for which Buyer asserts in writing during the applicable Survival Period;
(f)    any breach or non-fulfillment of any covenant or agreement to be performed by Seller under this Agreement;
(g)    Except as otherwise provided in this Agreement, any and all Liabilities arising out of or relating to the use or operations of the Purchased Assets prior to the Closing Date or the conduct of any of the Business prior to the Closing Date;
(h)    any and all of the Retained Liabilities;
(i)    any non-compliance by Seller with applicable Requirements of Law relating to fraudulent conveyances, fraudulent transfers, preferential transfers and similar transactions;
(j)    any action, claim or demand by any holder of Seller’s equity interests or securities, whether debt or equity;
(k)    any Taxes assessed against Seller, its members or any of the Purchased Assets for any period prior to the Closing Date; or
(l)    any and all Specified Seller Obligations.
9.3    Buyer Indemnification. Subject to the provisions of Section 9.1 above and the provisions of Section 9.4 below, from and after the Closing Date, Buyer will indemnify and hold harmless Seller and any of its Affiliates, and each of their respective directors and their officers, employees, representatives and the successors and assigns and executors and estates of any of the foregoing (collectively, the “Seller Indemnified Parties”) from and against all Indemnifiable Losses imposed upon, incurred by, or asserted against any of Seller Indemnified Parties resulting from, relating to and arising out:
(a)    any misrepresentation or breach of any representation or warranty by Buyer contained in this Agreement or any document, instrument, or certificate delivered by Buyer for which Seller asserts in writing during the applicable Survival Period;
(b)    any breach or non-fulfillment of any covenant or agreement to be performed by Buyer under this Agreement;
(c)    any and all of the Assumed Liabilities;
(d)    any and all Liabilities arising out of or relating to the use or operations of the Purchased Assets from and after the Closing Date or the conduct of any of the Business from and after the Closing Date.
9.4    Indemnification Procedures.
9.4.2    Notice of Claim. Any Buyer Indemnified Party or Seller Indemnified Party making a claim for indemnification pursuant to this Article 9 (each, an “Indemnified Party”) must give the Party against whom indemnification is sought (each, an “Indemnifying Party”) written notice of such claim (an “Indemnification Claim Notice”) promptly after the Indemnified Party receives any written notice of any Legal Proceeding against or involving the Indemnified Party or otherwise discovers an Indemnifiable Loss giving rise to such claim for indemnification. Such written notice must contain a description of the Indemnifiable Loss and the nature and amount of such Indemnifiable Loss (to the extent that the nature and amount of such Indemnifiable Loss is known at such time). Notwithstanding anything herein or otherwise to the contrary, the failure of any Indemnified Party to provide an Indemnification Claim Notice to the Indemnifying Party in connection with any claim for any Indemnifiable Loss will not affect such Indemnified Party’s rights to indemnification under this Article 9 except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnifying Party hereunder, including the mitigation of damages therefore. To the extent a claim for indemnification can be made pursuant to Section 9.2(a) and 9.2(c), such claim may only be made pursuant to Section 9.2(a), and to the extent a claim for indemnification can be made pursuant to Section 9.3(a) and 9.3(c), such claim may only be made pursuant to Section 9.3(a). If the Indemnifying Party objects to indemnification of any Indemnified Party with respect to any claim for any such Indemnifiable Loss, the Indemnifying Party must, within fifteen (15) days of receiving an Indemnification Claim Notice deliver to each Indemnified Party, a written notice to such effect in reasonable detail (an “Indemnification Claim Dispute

Notice”) and the Indemnified Party and Indemnifying Party then shall, within the thirty (30)-day period commencing on the date of receipt by the Indemnifying Party of such Indemnification Claim Dispute Notice, attempt in good faith to agree upon the rights of the respective Parties with respect to each claim to which the Indemnifying Party has objected in the Indemnification Claim Dispute Notice. If the Indemnified Party and the Indemnifying Party succeed in reaching agreement on their respective rights with respect to any such claims, then the Parties shall promptly prepare and execute a memorandum setting forth such agreement. If no such agreement is reached, each of the Indemnified Party and the Indemnifying Party shall be entitled to pursue their rights in accordance with the terms of this Agreement.
9.4.3    Control of Defense; Conditions. If any third party shall notify any Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim by such Indemnified Party for indemnification from the Indemnifying Party, the obligations of the Indemnifying Party under this Article 9 with respect to such Indemnifiable Losses shall be governed by and contingent upon the following additional terms and conditions:
(a)    At its option, an Indemnifying Party shall be entitled to assume control of the defense of any claim and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party, which legal counsel shall be subject to the reasonable approval of the Indemnified Party (for the avoidance of doubt, Lowenstein Sandler LLP shall be acceptable to Buyer).
(b)    Notwithstanding Section 9.4.2(a) above, the Indemnified Party shall be entitled to (i) monitor the defense of such claim and (ii) receive copies of all pleadings, notices and communications with respect to any claim to the extent that receipt of such documents by the Indemnified Party does not affect any privilege relating to the Indemnifying Parties. If the Indemnifying Party fails to assume the defense and employ counsel (following written notice from the Indemnified Party), or after assuming the defense and employing counsel, fails to diligently defend such claim (following written notice from the Indemnified Party identifying such concern and a reasonable opportunity to cure), the Indemnified Party shall have the right to assume the defense of the claim and the reasonable fees and expenses of the Indemnified Party’s counsel shall thereafter be part of the Indemnifiable Losses to be paid by the Indemnifying Party.
(c)    Provided the Indemnifying Party is diligently and appropriately defending a third party claim, the Indemnified Party shall not negotiate or consent to the entry of any judgment or negotiate or enter into any settlement with respect to any third party claim (including any settlement that would undermine the Indemnifying Party’s defense of such matter or any related matter), and the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnified

Party (such consent not to be unreasonably withheld, conditioned, or delayed) unless such judgment or settlement solely involves a monetary payment to be paid by the Indemnifying Party and contains an unconditional release of the Indemnified Party.
9.4.4    Manner of Payment. Any Indemnifiable Losses must be (and shall be) paid: (x) in the case of Seller Indemnifiable Losses, by wire transfer of immediately available funds to an account designated in writing by Seller within fifteen (15) days after the Indemnifiable Losses are finally determined (by a Final Order) or agreed upon by Seller and Buyer, and (y) in the case of Buyer Indemnifiable Losses, by wire transfer of immediately available funds to an account designated in writing by Buyer within fifteen (15) days after the Indemnifiable Losses are finally determined (by a Final Order) or agreed upon by Seller and Buyer.
9.5    Limitations on Liability.
(a)    Subject to Section 9.5(b), neither Seller nor Buyer will be liable to indemnify or hold harmless any Indemnified Party under Section 9.2(a), (c) or (d) or Section 9.3(a) or (c), respectively (i) for any Indemnifiable Losses arising from an individual claim that is less (together with all other claims so substantially related as to effectively constitute one claim) than Ten Thousand Dollars ($10,000.00) (the “De Minimis Amount”), (ii) unless and until the aggregate Indemnifiable Losses (it being agreed and understood that no individual Indemnifiable Loss (together with all other claims so substantially related as to effectively constitute one claim) that is less than the De Minimis Amount will be included in the calculation of such aggregate Indemnifiable Losses for purposes of this clause (ii) of this Section 9.5(a)) for which it or they, respectively, would otherwise be liable under this Agreement exceed One Hundred Fifty Thousand Dollars ($150,000.00) (the “Basket”) (at which point Seller or Buyer, as applicable, would be liable for the aggregate Indemnifiable Losses and not just amounts in excess of that sum) and (iii) for Indemnifiable Losses in excess of One Million Dollars ($1,000,000.00) (the “Cap”); provided, however, that the Cap will not apply to breaches of Sections 5.10 (Environmental), 5.20 (Tax), and 5.23 (ERISA), and none of the De Minimis Amount, the Basket or the Cap will apply to any claims:
(i)    under Section 9.2(a) relating to a breach of the representations and warranties set forth in in Sections 5.1 through 5.4 (excluding Section 5.4(a)(ii) and 5.4(a)(iii)); and
(ii)    under Section 9.3(a) relating to a breach of the representations and warranties set forth in Sections 6.1 through 6.4 (excluding Section 6.3(ii)).
(b)    Nothing in this Agreement will limit the Liability of a Party to another Party for fraud.

9.6    Reduction of Indemnifiable Losses for Insurance Proceeds. To the extent Indemnifiable Losses may be covered by any insurance policies held by Buyer, Buyer shall be obligated to utilize its good faith commercially reasonable efforts to obtain the insurance proceeds to cover all or any portion of the Indemnifiable Losses and any and all available insurance proceeds shall serve to reduce the Indemnifiable Losses for which Seller may be responsible to pay to Buyer. Any obligation of Seller to pay Indemnifiable Losses to Buyer which may be covered by insurance policies held by Buyer shall be held in abeyance until such time as the insurance claim is paid or a Final Order has been obtained with respect to the determination of the applicable insurance claim.
9.7    No Third Party Beneficiaries. No insurance company or any other third party, except for Buyer Indemnified Parties and Seller Indemnified Parties, shall be a beneficiary of Seller’s or Buyer’s indemnification obligations under this Agreement and in no way shall any obligations of any insurance company or other third party be reduced or mitigated as a result of this Agreement; except that the Employees list on Schedule 8.1 are intended to be third party beneficiaries of Section 2.5.
9.8    Exclusive Remedy. Except for (a) remedies that cannot be waived as a matter of Law, (b) remedies specifically set forth in the Promissory Note or Corporate Guaranty (c) the specific performance rights conferred upon the Parties by Section 2.4(e), or (d) claims based on conduct constituting fraud or intentional misrepresentation, from and after the Closing, the sole and exclusive remedy of Buyer Indemnified Parties and Seller Indemnified Parties for any matter arising out of the transactions contemplated by this Agreement will be pursuant to the indemnification obligations set forth in this Article 9 and, except for their respective rights to indemnification under Article 9, (y) Buyer Indemnified Parties will have no remedy against Seller and (z) Seller Indemnified Parties will have no remedy against Buyer, for any breach of any provision of this Agreement.
9.9    Promissory Note Set-Off. Buyer hereby waives any and all rights in law or equity Buyer may have to exercise any right of set-off or similar common law right to cease making payments pursuant to the terms of the Promissory Note (a “Set-Off”) in connection with an Indemnifiable Loss, except (i) with respect to a Third Party Claim that could reasonably be expected to result in the imposition of a statutory lien on Buyer or Corporate Resource Services, Inc., without the necessity of the commencement or conclusion of a litigation or similar proceeding or (ii) upon the entry of a Final Order resulting in an Indemnifiable Loss with respect to a Third Party Claim (the foregoing (i) and (ii), each a “Permitted Set-Off”), to the extent Buyer is entitled to an indemnification payment by Seller. Any Permitted Set-Off shall be limited to the reasonable and expected amount of such Indemnifiable Loss, and any violation of this Section 9.9 shall constitute an Event of Default under the Promissory Note. Buyer shall provide Seller with not less than ten (10) days written notice prior to exercising its rights associated with a Permitted Set-Off.
10.    Expenses. Except as expressly provided in this Agreement, the Parties shall pay their own expenses incident to the preparation, negotiation and execution of this Agreement and the performance of the transactions contemplated by this Agreement including all fees and costs and expenses of their respective accountants and legal counsel.
11.    Public Announcements. None of the Parties shall issue any public report, statement, press release or similar item or make any other public disclosure with respect to the execution or substance of this Agreement or the Closing prior to the consultation with and approval of the other Parties, except that Buyer may, after the Closing, or if Buyer or its counsel deems it necessary to comply with Buyer’s obligations under applicable federal or state securities laws, prior to the Closing, issue any such report, statement, press release or similar item or make any such public disclosure. Buyer shall provide a copy of such intended report, statement, press release or similar item to Seller prior to any public disclosure, unless doing so in not reasonably possible.
12.    Governing Law and Venue; Parties in Interest; Assignment.
(a)    This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to what other laws might apply under the conflict or choice of laws principles of State of New York or any other jurisdiction, and will bind and inure to the benefit of the successors, permitted assigns and legal representatives of Seller and Buyer. Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court for the 2nd District of New York or any New York state court having jurisdiction over the parties and the subject matter of the dispute or matter.
(b)    This Agreement is not intended to, and does not, create any rights in or confer any benefits upon anyone other than Seller and Buyer, and, as and to the extent expressly provided in this Agreement, Buyer Indemnified Parties and Seller Indemnified Parties.
(c)     Seller, on the one hand, and Buyer, on the other hand, may not assign all or any portion of the Agreement to any other person or entity without the prior written consent of the other Parties, except that Buyer may assign any or all of its rights and interests under this Agreement at any time before, concurrently with or after the Closing (A) to one or more of Buyer’s affiliates for the purpose of undertaking all or part of Buyer’s rights and obligations pursuant hereto, or (B) as collateral security to any lender or lenders (including any agent for any such lender or lenders) providing financing to Buyer or any of Buyer’s affiliates, or to any assignee or assignees of any such lender, lenders or agent. Furthermore, Buyer may assign any or all of its rights and interests under this Agreement (a) to a purchaser of all or substantially all of Buyer’s assets or any of the Businesses acquired under this Agreement; or (b) as a matter of law to the surviving entity in any merger or consolidation to which Buyer is a party. In the event that Buyer assigns any or all of its rights and interests under this Agreement, Buyer retains the liabilities of this Agreement.

13.    Notices. All notices required to be given to any of the Parties shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 13, for all purposes when presented personally to such Party or sent by a national overnight delivery service, or sent by certified mail, in each case with proper postage or other charges prepaid to such Party at the addresses set forth below each Party’s signature line on the signature pages to this Agreement. Such notice shall be deemed to be received when delivered if delivered personally, the next business day after the date sent if sent by a national overnight delivery service, or five (5) business days after the date mailed if mailed by certified or registered mail. A copy of all notices sent to Seller shall be sent to Nicholas San Filippo IV, Esq., Lowenstein Sandler LLP, 65 Livingston Avenue, Roseland, New Jersey 07068.
14.    Headings. The section headings contained in this Agreement and the schedules hereto are inserted for convenience only and are not intended to define or limit the contents or substance of any such section.
15.    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any right or remedy under this Agreement shall be effective unless such waiver is in writing and signed by the Party to be charged with such waiver. No waiver by any Party shall be deemed to extend to any prior or subsequent or breach of this Agreement or affect in any way any rights arising by virtue of any prior or subsequent occurrence.
16.    Entire Agreement; Counterparts. This Agreement, all of the Schedules attached to this Agreement, each of which are incorporated into and made a part of this Agreement, each of the Transaction Documents delivered or to be delivered pursuant to this Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings and negotiations, whether written or oral, with respect to the subject matter of this Agreement. This Agreement may be executed in any one or more identical counterparts (including by facsimile), each of which identical counterparts shall be an original and all of which when taken together shall constitute one and the same instrument.
17.    Definitions. As used in this Agreement, the following terms shall have the following meanings:
(a)    “Affiliate” shall mean any person and/or entity which controls, is controlled by, or under common control with a Person (within meaning of the Securities Act of 1933, as amended).

(b)    “Assignment and Assumption Agreements” shall mean the Assignment and Assumption Agreements attached hereto as Exhibit C.
(c)    “best of Seller’s knowledge” shall mean to the actual knowledge of Dennis Omahen.
(d)    “Benefit Plan” shall have the meaning ascribed to such term in Section 5.22.
(e)    “Bill of Sale” shall mean, with respect to Seller, the Bill of Sale attached hereto as Exhibit B.
(f)    “Buyer Indemnifiable Losses” shall mean all Indemnifiable Losses for which Buyer Indemnified Parties are entitled to seek indemnification pursuant to this Agreement.
(g)    “Buyer Indemnified Parties” has the meaning set forth in Section 9.2.
(h)    “Cash Allocation Agreement” shall mean the Cash Allocation Agreement being executed by Seller and, Buyer’s lender (Wells Fargo Capital Finance, pertaining to the distribution of collected receivables attached hereto as Exhibit G.
(i)    “Closing Date” shall mean the date the Closing takes place.
(j)    “Consent” shall mean any consent or approval from any person or entity other than Governmental or regulatory authority.
(k)     “Contracts” shall mean, with respect to Seller, all agreements, leases, written contracts, oral contracts with Top 2013 Customers (to the extent not in writing), purchase orders and other commitments or arrangements of any kind, affecting or relating to any of the Purchased Assets, the Assumed Liabilities or the Business of Seller.
(l)    “Corporate Guaranty” shall mean the guaranty being executed by Corporate Resource Services, Inc., the parent company of Buyer, in the form attached hereto as Exhibit E.
(m)    “Customer” shall mean any person with whom Seller, or a party on behalf of Seller, has entered into a staffing, ASO, PEO and/or franchising arrangement.

(n)    “Employment Agreement” means the Employment Agreement attached hereto as Exhibit F.
(o)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended.
(p)    “Final Order” means a final, non-appealable order of a court having jurisdiction over Buyer and Sellers, accompanied by a legal opinion of the presenting Party that such order is final and non-appealable or that the time to file an appeal has expired.
(q)    “General Intangibles” shall mean any personal property, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter of credit rights, letters of credit, money, and oil, gas or other minerals before extraction, including intangibles and software.
(r)    “Hired Employees” shall mean the Employees who are offered employment and hired by Buyer in accordance with Section 8.1 of this Agreement.
(s)    “Indemnifiable Losses” shall mean, without duplication, all direct and actual losses, Liabilities, obligations, claims, demands, damages, penalties, reasonable settlements, causes of action, and costs and expenses including all reasonable attorneys’ fees, expenses and disbursements and court costs including those incurred in connection with the enforcement of this Agreement (including Section 10) whether or not involving a Third Party Claim, but excluding any special, incidental, exemplary, punitive or consequential damages (including lost profits, loss of revenue or lost sales or amounts calculated as a multiple of earnings, profits, revenues, sales, cash flow or other measure).
(t)    “Legal Proceeding” has the meaning set forth in Section 5.13.
(u)    “Liabilities” shall mean all obligations and liabilities of any kind or nature, whether fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.
(v)    “Lien” shall mean any mortgage, deed of trust, lien, claim, pledge, charge, equitable interest, right-of-way, easement, encroachment, security interest, preemptive right, right of first refusal or similar restriction or right, option, judgment, title defect or encumbrance of any kind.
(w)    “Names” has the meaning set forth in Section 8.5.

(x)    “Order” shall mean any order, writ, injunction, judgment, decree or other determination of any court or arbitrator or any governmental or regulatory authority, whether preliminary or final.
(y)    “Permits and Licenses” shall mean, with respect to Seller, all governmental or regulatory franchises, permits, licenses, submissions and approvals necessary for the lawful operation of Seller’s Business and Locations.
(z)    “Permitted Lien” shall mean: (a) any Lien described on Schedule 5.7; (b) any Lien imposed by law for Taxes, assessments or governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) any carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like Lien imposed by law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in good faith by appropriate proceedings.
(aa)    “Promissory Note” shall mean the promissory note for the Installment Payments attached hereto as Exhibit A.
(bb)    “Regulatory Approval” shall mean any consent, approval, authorization, filing, registration or qualification with any governmental or regulatory authority.
(cc)    “Requirement of Law” shall mean any federal, state or local laws, statues, ordinances, rules, regulations or governmental or regulatory pronouncements having the effect of law, including all such laws, statutes, ordinances, rules and regulations (including multiple loan regulations) related to the operation of the Business.
(dd)    “Restrictive Covenants” shall mean, with respect to Seller, all restrictive covenants prohibiting competition, solicitation of employees, vendors, suppliers, customers, agents and independent contractors, and the use and disclosure of confidential information and similar covenants which run in favor of Seller.
(ee)    “Retained Accounts Receivable” shall mean all accounts and notes receivable of Seller for services and products rendered to its customers and clients prior to the Closing Date inclusive of both outstanding accounts and notes receivable and such accounts and notes receivables that will be issued following the Closing Date for services and products rendered by Seller prior to the Closing Date.
(ff)    “Seller Indemnifiable Losses” shall mean all Indemnifiable Losses for which Seller Indemnified Parties are entitled to seek indemnification under this Agreement.

(gg)    “Seller Indemnified Parties” has the meaning set forth in Section 9.3.
(hh)    “Specified Seller Obligations” shall mean all Liabilities of Seller arising prior to the Closing Date (unless otherwise noted) under this Agreement, including without limitation:
(i)    Accounts payable, whether disclosed or undisclosed, as of the Closing Date;
(ii)    Costs, fees or expenses under leases not assumed under this Agreement;
(iii)    Federal, state and local taxes of any kind for any and all periods through and including the Closing Date;
(iv)    Liabilities relating to use or operation of the Purchased Assets or conduct of the Business prior to the Closing Date;
(v)    Any Workers’ Compensation claim incurred prior to the Closing Date; and
(vi)    Additional liabilities asserted under Assumed Leases for periods prior to the Closing Date.
(ii)    “Taxes” shall mean all taxes including income, gross receipts, franchise, payroll, employment, social security, unemployment, sales, use and other taxes and penalties and interest with respect thereto.
(jj)    “Tax Returns” shall mean any federal, state and local return, report and other submissions required to be filed in connection with the calculation of any Taxes.
(kk)    “Transaction Documents” shall mean this Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the Employment Agreements, the Promissory Note, the Corporate Guaranty and all other agreements, certificates, instruments and documents that are executed and delivered by Seller or Buyer to effectuate the transactions contemplated by this Agreement.
(ll)    “Transactions” shall mean the transactions contemplated by this Agreement.

(mm)    “WARN Acts” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, and the rules and regulations promulgated thereunder, or any similar federal, state or local law, rule or regulation.
[Signature Pages Follows]

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Asset Purchase Agreement as on the date set forth above.
BUYER:
DIAMOND STAFFING SERVICES, INC.
a Delaware corporation
By:    /s/ John P. Messina, Sr.
Name: John P. Messina, Sr.
Title:     President
Addresses for Notices
160 Broadway-13th Floor
New York, New York 10038
Attention: Gina L. Russo
SELLER:

STAFF MANAGEMENT GROUP, LLC

By:     /s/ Dennis Omahen
Name:    Dennis Omahen
Title:    Partner

Address for Notices:

__________________________________________

__________________________________________

AGREED AS TO SECTIONS 2.4, 2.5 and 5.3(b) ONLY:

/s/ Dennis Omahen
Name: Dennis Omahen

/s/ Bill Denino
Name: Bill Denino

/s/ Ken Nielsen
Name: Ken Nielsen

Exhibit A

Promissory Note

[see attached]

PROMISSORY NOTE

$5,000,000
PRINCIPAL AMOUNT

January 31, 2014

FOR VALUE RECEIVED the undersigned. Diamond Staffing Services. Inc. (the “Maker'), promises to pay to the order of Staff Management Group, LLC. (the “Holder”), the principal sum of Five Million Dollars ($5,000,000.00) (the "Principal Amount”).on the terms set forth herein. in lawful money of the United States of America no later than 5:00 PM on the date on which such payment is due by wire transfer of immediately available funds to the Holder's account at u bank specified by the Holder in writing to the Maker from time to time..

I . Asset Purchase Agreement. This Note (this "Note"”) is executed and delivered by the Maker in connection with an Asset Purchase Agreement dated January 31, 2014 by and among Holder and Maker (the ''Asset Purchase Agreement""). Any capitalized term used herein but not otherwise defined herein shall have the meaning assigned to it in the Asset Purchase Agreement.

2.     Payment Provisions. The Principal Amount shall be payable in twenty-four (24)
equal monthly installments of $208,333.33 on the first day of each month, commencing March 3,
2014. This Promissory Note shall not bear interest unless and until the occurrence of an Event of Default (as defined below), in which case accrued interest shall be payable on the first day of each month following an Event of Default (as defined below).

3. Default. The occurrence of any one or more of the following shall constitute an event of default (each, an ·”Event of Default”) hereunder:

3.1 Failure to Pay. Subject to Section 5. the Maker fails to pay when due any amounts owed hereunder and such failure continues unremedied for a period of ten (I 0) calendar days or more following the applicable due date.

3.2    Bankruptcy.

3.2.1    the Maker or Corporate Resource Services, Inc. (the "Guarantor") commences any case, proceeding or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors. seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent. or seeking reorganization, arrangement adjustment winding-up, liquidation, dissolution, composition or other relief' with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets. or the Maker or Guarantor makes a general assignment for the benefit of its creditors;

3.2.2 there is commenced against the Maker or Guarantor any case, proceeding or other action of a nature referred to in clause (3.2.1) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 30 days;

3.2.3 there is commenced against the Maker or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated. Discharged, or stayed or bonded pending appeal within 30 days from the entry thereof;

3.2.4 the Maker or Guarantor takes any action in furtherance of, or indicating its consent to. approval of: or acquiescence in. any of the acts set forth in clause (3.2.1), (3.2.2) or (3.2.3) above; or

3.2.5 the Maker or Guarantor is generally nol. or is unable to. or admits in writing its inability to, pay its debts as they become due.

3.3 Cross-Defaults. The Maker or Guarantor tails to pay when due any of its indebtedness (other than indebtedness under this Note) or any interest or premium thereon when due (whether by scheduled maturity. acceleration. demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness.

3.4 Unpermitted Set-Off. The Maker or Guarantor exercises any right of set- off or similar common law right or otherwise ceases making payments in connection with an Indemnified Loss other than in accordance with Section 9.9 of the Asset Purchase Agreement.

4 Remedies. Upon the occurrence of an Event of Default (i) the Principal Amount then outstanding (the “Outstanding Amount”) shall accrue interest at the rate of 12% per annum based on a 365 day year and the actual days elapsed (the ·”Default Interest") until the Outstanding Amount has been repaid and (ii) the Holder may, by notice to the Maker, declare the Outstanding Amount to be due and payable in whole or in part. In the event Maker tails to pay any Default Interest when due and payable, such amount shall be capitalized (added to the Outstanding Amount), and accrue Default Interest.

5. Permitted Set-Off. The Maker hereby waives any and all rights in law or equity the Maker may have to exercise any right of set-off or similar common law right to cease making payments hereunder, other than in accordance with Section 9.9 of the Asset Purchase Agreement. Amounts set-on in accordance with Section 9.9 of the Asset Purchase Agreement shall be treated as reductions to the Principal Amount then outstanding.

6. Assignment. This Note shall be binding upon the successors and assigns of the Maker, including any successor or assign by way of merger, reorganization or consolidation or transfer of all or substantially all of Maker's assets. The Holder may not transfer or assign this

Note without the prior written consent of the Maker, which consent may be withheld in the Maker's sole discretion. Any reference to the Maker. Guarantor or Holder shall be deemed to include any respective permitted transferee, successor and assign of the Maker, Guarantor or
Holder.

7. Notices. All notices and other communications provided for herein shall be made in accordance with the Asset Purchase Agreement.

8. Waiver by the Holder. No waiver of any obligation of the Maker under this Note shall be effective unless it is in a writing signed by the Holder. A waiver by the Holder of <my right or remedy under this Note on any occasion shall not be a bar to the Holder's exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

9. Waiver by Maker. The Maker hereby expressly waives presentment, demand for payment, protest, notice of dishonor, notice of protest or nonpayment, notice of acceleration of maturity and diligence in connection with the enforcement of this Note or the taking of any action to collect sums owing hereunder, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the Holder hereof with respect to the time of payment or any other provision hereof. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due installment. or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of I [older thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the Jaws of the State of New York. The Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of the Maker under this Note, either in whole or in part unless Holder agrees otherwise in writing. This Note may not be changed orally, but only in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

10. Amendments. This Note may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of the Holder and the Maker. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

11. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable in whole or in part or in any respect or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note. then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

12. Enforcement If any action or proceeding is brought by the Holder to enforce payment of this Note or the services of attorneys arc engaged by Holder to collect this Note, then the Holder shall be entitled to recover from the Maker reasonable attorneys' fees and other costs incurred in such enforcement or collection matters.

13.    Governing Law: Venue: Personal Jurisdiction.

13.1 THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE MAKER AND HOLDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPALS (OTHER THAN SECTIONS 5-
1404 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

13.2 ALL JUDICIAL PROCEEDINGS ARISING O UT OF OR RELATING TO THIS NOTE, OR ANY OF THE OBLIGATIONS HEREUNDER MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS NOTE, THE MAKER IRREVOCABLY (AND BY ACCEPTANCE OF THIS NOTE, THE HOLDER IRREVOCABLY) (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON-CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY MADE BY REGISTERED OR CERTIFIED MAIL. RETURN RECEIPT REQUESTED. TO THE APPLICABLE PARTY IN ACCORDANCE WITH THE ASSET PURCHASE AGREEMENT AND AGREES THAT SU CH SERVICE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (IV) AGREES THAT HOLDER RETAINS THE RlGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE MAKER IN THE COURTS OF ANY OTHER JURISDICTION.

13.3 EACH OF (I) THE MAKER AND (II) BY ACCEPTANCE HEREOF. THE HOLDER HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER THE ASSET PURCHASE AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE ASSET PURCHASE AGREEMENT OR THE MAKER/HOLDER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE

SUBJECT M/\TI.ER OF THIS TRANSACTION. INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP. THAT EACH HAS ALREADY RELIED ON THIS

WAIVER IN EXECUTING, DELIVERING AND ACCEPTING THIS NOTE. AS THE CASE MAY BE. AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 13.3 AND EXECUTED BY EACH OF THE MAKER AND THE HOLDER), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HEREOF. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.4 THE RIGHTS AND REMEDIES OF THE PARTIES TO THIS NOTE ARE CUMULATIVE AND NOT ALTERNATIVE. NEITHER ANY FAILURE NOR ANY DELAY BY ANY PARTY IN EXERCISING ANY RIGHT. POWER OR PRIVILEGE UNDER THIS NOTE OR ANY OF THE DOCUMENTS REF ERRED TO IN THIS NOTE WILL OPERATE AS A WAIVER OF SUCH RIGHT. POWER OR PRIVILEGE. AND NO SINGLE OR PARTIAL EXERCISE OF ANY SUCH RIGHT, POWER OR PRIVILEGE WILL PRECLUDE ANY OTHER OR FURTHER EXERCISE OF SUCH RIGHT. POWER OR PRIVILEGE OR THE EXERCISE OF ANY OTHER RIGHT. POWER OR PRIVILEGE.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed on the day and year first above written.

HOLDER:
STAFF MANAGEMENT GROUP, LLC

By:     /s/ Dennis Omahen
Name:    Dennis Omahen
Title:    Partner

MAKER:
DIAMOND STAFFING SERVICES, INC.
a Delaware corporation
By:    /s/ John P. Messina, Sr.
Name: John P. Messina, Sr.
Title:     President

Exhibit B

Bill of Sale

[see attached]

Exhibit C

Assignment and Assumption Agreements

[see attached]

Exhibit D

IP Assignment

[see attached]

Exhibit E

Corporate Guaranty

[see attached]

Exhibit F

Employment Agreement

[see attached]

Exhibit G

Cash Allocation Agreement

[see attached]

Exhibit E

Corporate Guaranty

[see attached]

GUARANTY AGREEMENT

THIS GUARANTY (this "Guaranty'') is made as of the 31st day of January, 2014, by Corporate Resource Services, Inc., a Delaware corporation ("Guarantor") in favor of Staff Management Group, LLC. (the "Holder'').

RECITALS:

A. The Guarantor owns all of the outstanding capital stock of Diamond Starting
Services. Inc., a Delaware corporation (''Diamond Staffing'').

B.	Diamond Staffing has issued a Promissory Note in the principal amount of
$5,000.000, dated as of the date hereof (the "Note''). in favor of Holder pursuant to that certain Asset Purchase Agreement dated as of the date hereof between Diamond Staffing Services, and the Holder, (the "Asset Purchase Agreement'). Any capitalized term used herein but not otherwise defined herein shall have the meaning assigned to it in the Asset Purchase Agreement.

C. As a condition to the acceptance of the Note by the Holder. the Guarantor has agreed to guaranty the obligations or Diamond Staffing under the Asset Purchase Agreement and Note.

D. Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the Guarantor hereby agrees with the Holder as follows:

I . Guaranty. The Guarantor hereby unconditionally guarantees to the Holder. and its permitted successors and assigns, the prompt and full performance of, and compliance with. any and all of the covenants. agreements, promises and other obligations or Diamond Starling Services arising pursuant to the Asset Purchase Agreement and Note (the "Obligations").

1 Obligations Absolute. The Guarantor agrees that its obligations under this guarantee arc primary, absolute, irrevocable and unconditional. The Guarantor further agrees that this is a guaranty of payment and performance and not of collection and that upon the breach of any Obligations, the Holder shall have the right to obtain satisfaction of such Obligation from the Guarantor in accordance with the terms and conditions of this Agreement and the Asset Purchase Agreement or Note. as applicable.

3. Covenants of the Guarantor. The Guarantor hereby covenants and agrees as follows: (i) that this guaranty shall not be impaired by any modification, supplement, extension or amendment of the Note or Asset Purchase Agreement, nor by any modification, release or other alteration of any of the Obligations, nor by any agreements or arrangements whatsoever made with TS Staffing. or anyone else: (ii) that the Guarantor shall have no right of subrogation, reimbursement or indemnity whatsoever from Diamond Staffing Services, unless and until all or the Obligations have been fully paid and performed; (iii) that, if my payment or transfer to any Holder that has been credited against any or the Obligations is voided or rescinded or required to be returned by such I folder. this guaranty shall continue in effect and shall be reinstated with respect to all such voided. rescinded or returned payments. transfers or recoveries as though such payment. transfer or recovery had not been made; and (iv) that any and all present and future debts and obligations or Diamond Staffing to the Guarantor arc subordinated to the lull payment and performance of the Obligations.

4. Waivers by Guarantor. The Guarantor hereby expressly waives: (i) presentment, demand for payment. protest, notice of dishonor, notice of protest or nonpayment, notice of acceleration of maturity and diligence in connection with the enforcement of the Note or the taking of any action to collect sums owing thereunder, except as required by the express terms of the Note; (ii) any defense arising by reason of any disability or other defense of Diamond Staffing; (iii) diligence in collection or protection o[ or realization upon. any of the Obligations or any other obligation hereunder. or any security for or guaranty or any of the foregoing, (iv) any right to enforce any remedy which any Holder now have or hereafter may have against Diamond Staffing. and (v) any right to require the Holder to first proceed against Diamond Staffing.

5. No Waiver of Rights. No delay or failure on the part of the Holder to exercise any right, power or privilege under this Agreement or the Note shall operate as a waiver thereof: and no single or partial exercise or any right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other power or right, or be deemed to establish a custom or course of dealing or performance between the parties hereto.

6. Termination. This Guaranty shall be terminated upon the payment in full and performance of all of the Obligations, and nothing shall discharge or satisfy the liability or the Guarantor hereunder except the full payment and performance of all or the Obligations.

7. No Modification Without Writing. This Guaranty may not be modified. amended, revised, revoked, terminated, changed or varied in any way whatsoever, except by the express terms of a writing signed by the parties hereto.

8. Severability. Whenever possible. each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law. but if any provision of this Guaranty shall be held invalid or ineffective. such ineffectiveness or invalidity shall not affect any other provisions or this Guaranty. and this Guaranty shall be construed as if such ineffective or invalid provision had never been contained therein.

9. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given to the following addresses:

If to the Guarantor:

Corporate Resource Services. Inc.

160 Broadway, 13th Floor
New York, NY I 0038
Attn: Gina L. Russo, Esq.

If to the Holder:

Notice shall be delivered in accordance with the terms or the Asset Purchase Agreement.

10. Successors and Assigns. This Guaranty shall inure to the benefit or the Holder and its respective heirs. representatives. permitted successors and assigns and shall be binding upon the Guarantor and its successors. Other than to an acquirer or all or substantially all of Guarantor's Assets, Guarantor may not assign its rights or obligations hereunder without the prior written consent of the Holder (which consent may be withheld for any reason or no reason).

11. Default. The Guarantor shall be deemed to be in default hereunder if it shall at any time tail to fully perform its duties and obligations hereunder. or shall be in breach or any or its representations, warranties, covenants or agreements hereunder.

12. Enforcement. If any action or proceeding is brought by the Holder to enforce the terms or this Guaranty or the services or attorneys arc engaged by Holder to enforce this Guaranty. then the Holder shall be entitled to recover from the Guarantor reasonable attorneys· Ices and other costs incurred in such enforcement or collection matters.

13. Counterparts. This Guaranty may be executed in any number or counterparts. each of which shall collectively and separately constitute one and the same agreement.

14. Governing Law: Venue: Personal Jurisdiction.

14.1 THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE GUARANTOR AND HOLDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED

IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPALS) OTHER THAN SECTIONS 5-1404 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

14.2 ALL JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY, OR ANY OF THE OBLIGATIONS HEREUNDER MAY BE BROUGT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS GUARANTY, THE GUARANTOR IRREVOCABLY (AND BY ACCEPTANCE OF THIS GUARANTY, THE HOLDER IRREVOCABLY) (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE Of FORUM NON-CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY MADE BY REGISTERED OR CERTIFIED MAIL. RETURN RECEIPT REQUESTED.

TO THE APPLICABLE PARTY IN ACCORDANCE WITH THE ASSET PURCHASE AGREEMENT AND AGREES THAT SUCH SERVICE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (IV) AGREES THAT HOLDER RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

14.3    EACH OF (I) THE GUARANTOR AND (II) BY ACCEPTANCE HEREOF, THE HOLDER HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER THE NOTE OR ASSET PURCHASE AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE ASSET PURCHASE AGREEMENT OR THE GUARANTOR/HOLDER RELATIONSHIP THAT IS BEING ESTABLISHED.     THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION. INCLUDING CONTRACT CLAIMS. TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN EXECUTING, DELIVERING AND ACCEPTING THIS GUARANTY, AS THE CASE MAY BE, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL     THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN

WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 14.3 AND EXECUTED BY EACH OF THE GUARANTOR AND THE HOLDER), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS. RENEWALS, SUPPLEMENTS OR MODIFICATIONS HEREOF. IN THE EVENT OF LITIGATION, THIS GUARANTY MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

IN WITNESS WHEREOF, this Guaranty has been executed and delivered under seal by the undersigned as of the date first above written.

GUARANTOR:
CORPORATE RESOURCE SERVICES, INC.
By:    /s/ John P. Messina, Sr.
Name: John P. Messina, Sr.
Title:     President
HOLDER:
STAFF MANAGEMENT GROUP, LLC

By:     /s/ Dennis Omahen
Name:    Dennis Omahen
Title:    Partner